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                                                                    EXHIBIT 12.A




                         SIERRA PACIFIC POWER COMPANY
                   CALCULATION OF PRE-TAX INTEREST COVERAGES

                                            1997         1996        1995
                                          --------     --------     --------

Total Income Before Interest Charges      $126,705     $113,106     $ 99,678

Add:  Income Taxes:
        Included in operating expense       40,387       36,241       37,370
        Included in other income - net      (1,511)      (1,183)        (231)
      Allowance for Borrowed Funds
        Used During Construction             4,785        3,924        3,412
                                          --------     --------     --------

            TOTAL NUMERATOR               $170,366     $152,088     $140,229
                                          ========     ========     ========
Interest Charges:
  Long-Term Debt                          $ 39,609     $ 37,051     $ 35,326
  Other                                      4,583        4,579        1,781
                                          --------     --------     --------

            TOTAL DENOMINATOR             $ 44,192     $ 41,630     $ 37,107
                                          ========     ========     ========

PRE-TAX INTEREST COVERAGE                     3.86         3.65         3.78
                                          ========     ========     ========
